Exhibit 99.1

news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports First Quarter 2016 Results

Nashville, Tenn., May 3, 2016 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the first quarter ended March 31, 2016.

Key first quarter metrics (all percentage changes compare 1Q 2016 to 1Q 2015 unless noted):

•	Revenues increased 6.0 percent to $10.260 billion

•	Net income attributable to HCA Holdings, Inc. totaled $694 million, or $1.69 per diluted share

•	Adjusted EBITDA increased 2.1 percent to $2.003 billion

•	Cash flows from operations totaled $1.399 billion

•	Same facility equivalent admissions increased 3.1 percent, while same facility admissions increased 1.6 percent

•	Same facility revenue per equivalent admission increased 2.2 percent

Revenues in the first quarter increased to $10.260 billion, compared to $9.676 billion in the first quarter of 2015. Net income attributable to HCA Holdings, Inc. totaled $694 million, or $1.69 per diluted share, compared to $591 million, or $1.36 per diluted share, in the first quarter of 2015. First quarter 2016 results include legal claim costs of $12 million, or $0.02 per diluted share. Results for the first quarter of 2015 include gains on sales of facilities of $9 million, or $0.01 per diluted share. Adjusted EBITDA totaled $2.003 billion compared to $1.961 billion in the first quarter of 2015. Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

Effective in the first quarter of 2016, the Company elected to adopt a new accounting standard that requires the excess tax benefits related to equity award settlements be recorded as a component of the provision for income taxes for prospective periods (these tax benefits were previously recorded directly to equity). The adoption of the accounting standard does not result in a restatement of the provision for income taxes for prior periods. We recorded a $74 million tax benefit, or $0.18 per diluted share, related to this accounting change during the first quarter of 2016, while the $70 million equity awards-related tax benefit in the first quarter of 2015 was recorded to equity. This new accounting standard also requires that the excess tax benefit amounts be presented in the statement of cash flows as cash flows from operating activities. These tax benefit amounts were previously presented as cash flows from financing activities (we elected to apply the change to the statement of cash flows presentation prospectively).

Same facility equivalent admissions and admissions increased 3.1 and 1.6 percent, respectively, in the first quarter of 2016, compared to the prior year period. Same facility emergency room visits increased 6.9 percent in the first quarter of 2016, compared to the prior year period. Inpatient surgeries increased 1.4 percent, while outpatient surgeries increased 4.4 percent in the first quarter of 2016 compared to the same period of 2015, on a same facility basis. Same facility revenue per equivalent admission increased 2.2 percent in the first quarter of 2016 compared to the first quarter of 2015.

During the first quarter of 2016, salaries and benefits, supplies and other operating expenses totaled $8.273 billion, or 80.6 percent of revenues, compared to $7.753 billion, or 80.1 percent of revenues, in the first quarter of 2015.

Balance Sheet and Cash Flow

As of March 31, 2016, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $852 million, total debt of $30.554 billion, and total assets of $32.776 billion. During the first quarter of 2016, capital expenditures totaled $509 million, excluding acquisitions. Cash flows provided by operating activities in the first quarter totaled $1.399 billion (including the $74 million tax benefit) compared to $1.018 billion in the prior year’s first quarter. As of March 31, 2016, HCA’s leverage ratio as measured by Total Debt/Adjusted EBITDA was 3.84x, compared to 3.85x as of December 31, 2015.

The Company repurchased 8.921 million shares of its common stock at a cost of $621 million during the first quarter of 2016. At March 31, 2016, the Company had approximately $1.983 billion remaining under the existing $3 billion authorization. The Company had approximately 393.650 million shares outstanding as of March 31, 2016.

As of March 31, 2016, HCA operated 168 hospitals and 116 freestanding surgery centers.

Updated 2016 Guidance

Adjusted EPS (diluted) range for 2016 has been increased by $0.20 per diluted share, on both the low and the high end, to reflect the tax benefit recorded during the first quarter of 2016 related to the referenced accounting change (no estimates of any tax impact related to such accounting change for future quarters are included in the revised range amounts).

	Original 2016 Guidance Range	Revised Range
Revenues	$41.5 to $42.5 billion	unchanged
Adjusted EBITDA	$8.15 to $8.45 billion	unchanged
Adjusted EPS (diluted)	$6.00 to $6.45 per diluted share	$6.20 to $6.65 per diluted share
Capital Expenditures	Approximately $2.7 billion	unchanged

The Company’s 2016 revised guidance contains a number of assumptions, including:

•	EHR incentive income of approximately $6 million compared to EHR incentive income of $47 million in 2015; and

•	2016 guidance excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claim costs, impairments of long-lived assets and the impact of adopting new accounting standards, beyond the first quarter of 2016.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Earnings Conference Call

HCA will host a conference call for investors at 10:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1080624 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), possible delays in or complications related to implementation of the Health Reform Law, court challenges, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”), and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12)

the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases; (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) our ongoing ability to demonstrate meaningful use of certified electronic health record technology, and (22) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2015 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

First Quarter

(Dollars in millions, except per share amounts)

	2016		2015
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$11,050		$10,322
Provision for doubtful accounts	790		646

Revenues	10,260	100.0%	9,676	100.0%

Salaries and benefits	4,702	45.8	4,398	45.5
Supplies	1,714	16.7	1,638	16.9
Other operating expenses	1,857	18.1	1,717	17.7
Electronic health record incentive income	(4)	—	(19)	(0.2)
Equity in earnings of affiliates	(12)	(0.1)	(19)	(0.2)
Depreciation and amortization	479	4.6	473	5.0
Interest expense	416	4.1	419	4.3
Losses (gains) on sales of facilities	1	—	(9)	(0.1)
Legal claim costs	12	0.1	—	—

	9,165	89.3	8,598	88.9

Income before income taxes	1,095	10.7	1,078	11.1

Provision for income taxes	284	2.8	358	3.7

Net income	811	7.9	720	7.4

Net income attributable to noncontrolling interests	117	1.1	129	1.3

Net income attributable to HCA Holdings, Inc.	$694	6.8	$591	6.1

Diluted earnings per share	$1.69		$1.36

Shares used in computing diluted earnings per share (millions)	410.575		435.309

Comprehensive income attributable to HCA Holdings, Inc.	$665		$570

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	First Quarter
	2016	2015
Revenues	$10,260	$9,676

Net income attributable to HCA Holdings, Inc.	$694	$591
Losses (gains) on sales of facilities (net of tax)	2	(6)
Legal claim costs (net of tax)	7	—

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs (a)	703	585
Depreciation and amortization	479	473
Interest expense	416	419
Provision for income taxes	288	355
Net income attributable to noncontrolling interests	117	129

Adjusted EBITDA (a)	$2,003	$1,961

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$1.69	$1.36
Losses (gains) on sales of facilities	—	(0.01)
Legal claim costs	0.02	—

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs(a)	$1.71	$1.35

Shares used in computing diluted earnings per share (millions)	410.575	435.309

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs, and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and legal claim costs will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities and legal claim costs, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$852	$741
Accounts receivable, less allowance for doubtful accounts of $5,205 and $5,326	5,880	5,889
Inventories	1,415	1,439
Other	1,054	1,163

Total current assets	9,201	9,232

Property and equipment, at cost	34,978	34,614
Accumulated depreciation	(19,921)	(19,600)

	15,057	15,014

Investments of insurance subsidiaries	425	432
Investments in and advances to affiliates	174	178
Goodwill and other intangible assets	6,713	6,731
Other	1,206	1,157

	$32,776	$32,744

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,944	$2,170
Accrued salaries	1,309	1,233
Other accrued expenses	1,919	1,880
Long-term debt due within one year	226	233

Total current liabilities	5,398	5,516

Long-term debt, less net debt issuance costs of $179 and $167	30,328	30,255
Professional liability risks	1,116	1,115
Income taxes and other liabilities	1,933	1,904

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(7,556)	(7,599)
Noncontrolling interests	1,557	1,553

Total deficit	(5,999)	(6,046)

	$32,776	$32,744

HCA Holdings, Inc.

Consolidated Statements of Cash Flows

First Quarter

(Dollars in millions)

	2016	2015
Cash flows from operating activities:
Net income	$811	$720
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(789)	(895)
Provision for doubtful accounts	790	646

Accounts receivable, net	1	(249)
Inventories and other assets	14	(106)
Accounts payable and accrued expenses	(371)	(312)
Depreciation and amortization	479	473
Income taxes	360	438
Losses (gains) on sales of facilities	1	(9)
Legal claim costs	12	—
Amortization of debt issuance costs	10	10
Share-based compensation	65	48
Other	17	5

Net cash provided by operating activities	1,399	1,018

Cash flows from investing activities:
Purchase of property and equipment	(509)	(446)
Acquisition of hospitals and health care entities	(9)	(28)
Disposition of hospitals and health care entities	4	15
Change in investments	11	22
Other	7	5

Net cash used in investing activities	(496)	(432)

Cash flows from financing activities:
Issuance of long-term debt	3,000	1,000
Net change in revolving credit facilities	(930)	(260)
Repayment of long-term debt	(2,011)	(791)
Distributions to noncontrolling interests	(111)	(132)
Payment of debt issuance costs	(22)	(11)
Repurchase of common stock	(621)	(366)
Other	(97)	(6)

Net cash used in financing activities	(792)	(566)

Change in cash and cash equivalents	111	20
Cash and cash equivalents at beginning of period	741	566

Cash and cash equivalents at end of period	$852	$586

Interest payments	$490	$487
Income tax refunds, net	$(76)	$(118)

HCA Holdings, Inc.

Operating Statistics

	First Quarter
	2016	2015
Operations:
Number of Hospitals	168	168
Number of Freestanding Outpatient Surgery Centers	116	113
Licensed Beds at End of Period	43,817	43,500
Weighted Average Licensed Beds	43,780	43,451

Reported:
Admissions	479,600	470,900
% Change	1.8%
Equivalent Admissions	798,000	769,400
% Change	3.7%
Revenue per Equivalent Admission	$12,857	$12,576
% Change	2.2%
Inpatient Revenue per Admission	$12,640	$12,391
% Change	2.0%

Patient Days	2,395,500	2,343,500
% Change	2.2%
Equivalent Patient Days	3,986,200	3,829,300
% Change	4.1%

Inpatient Surgery Cases	131,800	130,100
% Change	1.3%
Outpatient Surgery Cases	226,500	214,500
% Change	5.6%

Emergency Room Visits	2,133,300	1,982,000
% Change	7.6%

Outpatient Revenues as a
Percentage of Patient Revenues	38.9%	37.7%

Average Length of Stay	5.0	5.0

Occupancy	60.1%	59.9%

Same Facility:
Admissions	477,000	469,500
% Change	1.6%
Equivalent Admissions	791,300	767,200
% Change	3.1%
Revenue per Equivalent Admission	$12,841	$12,561
% Change	2.2%
Inpatient Revenue per Admission	$12,660	$12,392
% Change	2.2%

Inpatient Surgery Cases	131,400	129,500
% Change	1.4%
Outpatient Surgery Cases	222,700	213,300
% Change	4.4%

Emergency Room Visits	2,107,800	1,970,900
% Change	6.9%